                      SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13D*
                                (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                             *(Amendment No. 2)

                                 Worldtex, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   981907108
                                 (CUSIP Number)

                                 William Ehrman
            350 Park Avenue, 11th Fl., New York, NY 10022 (212) 755-9000
                     (Name, address and telephone number of person
                    authorized to receive notices and communications)

                                 April 1, 2000
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule
13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [X].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following pages)

                           (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 981907108                   13D                   Page 2 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 EGS Associates, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 WC
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 1,083,430
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 1,083,430
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,083,430
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 7.6%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 3 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 EGS Partners, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 OO
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 3,110,618
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 3,110,618
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 3,110,618
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 21.8%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 IA
------------------------------------------------------------------------------
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 4 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Bev Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 WC
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 414,947
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 414,947
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 414,947
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 2.9%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 5 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Jonas Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 WC
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 New York
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 21,500
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 21,500
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 21,500
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 0.2%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------------
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 6 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 William Ehrman
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 AF, OO, PF
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 United States
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 4,630,495
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 4,630,495
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 4,630,495
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 32.4%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 7 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Frederic Greenberg
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 AF, OO, PF
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 United States
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 4,630,495
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 4,630,495
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 4,630,495
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 32.4%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 8 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Julia Oliver
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 AF, OO
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 4,630,495
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 4,630,495
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 4,630,495
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 32.4%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                   Page 9 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Jonas Gerstl
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 AF, OO
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 United States
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 4,630,495
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 4,630,495
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 4,630,495
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 32.4%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                  Page 10 of 15 Pages
------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 EGS Management, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                                 WC, OO
------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]
------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 United States
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                 -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 1,519,877
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 1,519,877
------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,519,877
------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **               [ ]
------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
                                                 10.6%
------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
                                                 00
------------------------------------------------------------------------------
               ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981907108                   13D                  Page 11 of 15 Pages

The Schedule 13D initially filed by (i) EGS Associates, L.P. ("EGS Associates") (ii) EGS Partners, L.L.C.("EGS Partners"), (iii) Bev Partners, L.P. ("Bev Partners"), (iv) Jonas Partners, L.P. ("Jonas Partners"), (v) William Ehrman, (vi) Frederic Greenberg, (vii) Julia Oliver,(viii) Jonas Gerstl and (ix) EGS Management, L.L.C.("EGS Management") (collectively, the "Reporting Persons") on February 28, 2000 and amended by Amendment No. 1 on April 6, 2000 (as amended, the "Schedule 13D") relating to the common stock, $.01 par value (the Common Stock") issued by Worldtex, Inc., a Delaware corporation (the "Company"), is hereby amended by this Amendment No. 2 as follows:

ITEM 2.     Identity and Background.

Item 2 is hereby amended as follows:

As of March 31, 2000, FK Investments, L.P. ceased be affiliated with EGS Management and EGS Partners and the individual Reporting Persons ceased to beneficially own the shares held by FK Investments.

CUSIP No. 981907108                   13D                  Page 12 of 15 Pages


ITEM 5.      Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

     (a) The approximate aggregate percentage of Common Stock reported beneficially owned by each person herein is based on 14,271,171 shares outstanding, which is the total number of shares of Common Stock outstanding as of March 1, 2000, as reflected in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended December 31, 1999.

     As of the close of business on April 27, 2000:

          (i) EGS Associates owns beneficially 1,083,430 shares of Common Stock, constituting approximately 7.6% of the shares outstanding.

          (ii)  EGS Partners owns directly no shares of Common Stock.
By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended (the "Act"), EGS Partners may be deemed to own beneficially 3,110,618 shares, constituting approximately 21.8% of the shares outstanding, purchased for discretionary accounts managed by it.

          (iii) Bev Partners owns beneficially 414,947 shares of Common Stock, constituting approximately 2.9% of the shares outstanding.

CUSIP No. 981907108                   13D                  Page 13 of 15 Pages

          (iv) Jonas Partners owns beneficially 21,500 shares of Common Stock, constituting less than 1% of the shares outstanding.

(v) Messrs. Ehrman, Greenberg and Gerstl and Ms. Oliver own directly no shares of Common Stock.

          (vii) EGS Management owns directly no shares of Common Stock. By reason of provisions of Rule 13d-3 of the Act, EGS Management may be deemed to own beneficially the 1,519,877 shares beneficially owned by EGS Associates, BEV Partners and Jonas Partners.

          (viii) By reason of the provisions of Rule 13D-3 of the Act, each of the Managing Members may be deemed to own the 1,083,430 shares of Common Stock beneficially owned by EGS Associates, the 3,110,618 shares beneficially owned by EGS Partners, the 414,947 shares beneficially owned by Bev Partners and the 21,500 shares beneficially owned by Jonas Partners. When the shares beneficially owned by EGS Associates, EGS Partners, EGS Management, Bev Partners and Jonas Partners are aggregated, they total 4,630,495 shares of Common Stock, constituting approximately 32.4% of the shares outstanding.

          (ix) In the aggregate, the Reporting Persons own beneficially a total of 4,630,495 shares of Common Stock, constituting approximately 32.4% of the shares outstanding.

     (b) Subject to Item 6 below, each of EGS Associates, EGS Partners, Bev Partners and Jonas Partners has the power to vote on all of the shares of Common Stock and to dispose of all of the shares of Common Stock beneficially owned by it, which power may be exercised by the Managing Members. Each of the discretionary accounts is party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.

CUSIP No. 981907108                   13D                  Page 14 of 15 Pages

     (d) No person other than each respective record owner of Common Stock referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such Common Stock.


ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS

     None

CUSIP No. 981907108                   13D                  Page 15 of 15 Pages

                                  SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: May 1, 2000

                            /s/ William Ehrman
                            --------------------------------
                            William Ehrman, individually and as Managing
                            Member of EGS Management, L.L.C. on behalf
                            of EGS Management, L.L.C. and on behalf of
                            EGS ASSOCIATES, L.P., BEV PARTNERS, L.P. and JONAS PARTNERS, L.P., and as a member of EGS PARTNERS, L.L.C.

                            /s/ Frederic Greenberg
                            --------------------------------
                            Frederic Greenberg, individually

                            /s/ Jonas Gerstl
                            --------------------------------
                            Jonas Gerstl, individually

                            /s/ Julia Oliver
                            --------------------------------
                            Julia Oliver, individually